Christopher Hogbin Joins Lazard Asset Management
as Chief Executive Officer

Succeeds Evan Russo who transitions into advisory role following two decades of leadership at the firm

NEW YORK, September 8, 2025 – Lazard, Inc. (NYSE: LAZ) today announced Christopher Hogbin has been appointed CEO of Lazard Asset Management, effective December 2025. Mr. Hogbin has 30 years of professional experience, including 20 years at AllianceBernstein where he most recently served as Global Head of Investments and a member of its Executive Leadership Team. An accomplished global business and investment leader, Mr. Hogbin played a pivotal role in expanding and diversifying AllianceBernstein’s investment capabilities across public and private markets, elevating its research function, and delivering exceptional outcomes for clients and growth for the firm.

Mr. Hogbin succeeds Evan Russo, who after two decades of contributions to Lazard will step into an advisory role following the transition. Mr. Russo joined Lazard in 2007, and in addition to serving as CEO of Lazard Asset Management, he has held several leadership roles during his tenure, including Chief Financial Officer of Lazard and Co-Head of Lazard’s Capital Markets and Capital Structure Advisory practice.

Peter Orszag, CEO and Chairman of Lazard: “We are excited to announce Chris as our CEO of Lazard Asset Management. We see this year as an inflection point for our Asset Management business, as we continue to build on our momentum and position the firm to meet evolving client needs. Chris’s leadership and success in growing a global investment business will help us to now accelerate progress toward our long-term strategy for Lazard. We are grateful for Evan’s leadership at the firm, and for his work guiding our Asset Management business through a critical transitional period while developing a solid foundation for Chris to build upon.”

Chris Hogbin: “It is an honor to join Lazard Asset Management and work with a renowned team of professionals who are committed to delivering best-in-class investment solutions to clients. I’m energized by the vision for the future of Lazard and the momentum behind the execution of its long-term growth strategy. I look forward to joining Peter and the team to help deliver the next stage of value creation for our clients and shareholders.”

Evan Russo: “At Lazard Asset Management, we have an unwavering focus on delivering differentiated insights and customized solutions for clients. With Chris’s client-focused approach and investment expertise, we are further strengthening our business for success over time. It has been a privilege to work with the extraordinary colleagues at Lazard and contribute to this firm’s remarkable legacy.”

Mr. Hogbin has spent his career focused on delivering for clients with a commitment to excellence. As Global Head of Investments at AllianceBernstein, he was responsible for overseeing all of the firm’s investment activities across public and private markets, including equity, fixed income, multi-asset, hedge fund, and alternatives solutions. Prior to that, he served as COO and then Head of Equities, with a focus on building a strong investment platform to help clients navigate increasingly complex markets. Earlier in his career, Mr. Hogbin was a top-ranked research analyst who led a global research function before shifting to the buy-side and then to broader executive leadership roles.

Mr. Orszag (continued): “Chris embodies our commercial and collegial culture, with an outstanding reputation that attracts top talent and experience aligned with Lazard’s global presence. At his core, Chris understands how to deliver exceptional investment performance, which is fundamental to driving success for active asset managers. We are thrilled to welcome Chris to lead our asset management business into its next phase, enhancing performance and service for our clients, evolving our business to meet client preferences, and contributing to firmwide profitable growth for our shareholders.”

Dan Schulman, Lead Independent Director of Lazard: “On behalf of the Board of Directors, we join Peter in welcoming Chris and expressing our gratitude to Evan for his service to the firm. Chris’s proven success as a global asset management leader, along with Peter’s ability to dedicate even more time to shaping our strategy and deepening client relationships across both businesses, will help us to further advance our overall ambitions for Lazard.”

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About Christopher Hogbin
With 30 years of professional experience, Christopher Hogbin has spent his career focused on delivering for clients with a commitment to excellence. As Global Head of Investments at AllianceBernstein, he was responsible for overseeing all of the firm’s investment activities across public and private markets, representing over $800 billion in assets under management (as of July 31, 2025) that includes equity, fixed income, multi-asset, hedge fund, and alternatives solutions. Prior to that, Mr. Hogbin served as Chief Operating Officer of Equities and then Head of Equities, helping to build and diversify AB’s largest asset class. Before transitioning to the buy-side, he successfully led AllianceBernstein’s institutional research business in Europe and Asia. Earlier in his career, as a Senior Analyst he was ranked #1 in his sector and named to Institutional Investor’s All-Europe Research Team. Before joining AllianceBernstein in 2005, he worked as a strategy consultant for the Boston Consulting Group’s financial services and consumer practices in London, San Francisco, and Shanghai. Mr. Hogbin is a dual citizen of the United States and the United Kingdom who resides in New York City. He holds an MA in economics from the University of Cambridge and an MBA with distinction from Harvard Business School.

About Lazard and Lazard Asset Management
Founded in 1848, Lazard is the preeminent financial advisory and asset management firm, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. Lazard is listed on the New York Stock Exchange as Lazard, Inc. under the ticker LAZ. For more information, please visit Lazard.com and follow Lazard on LinkedIn.

Lazard Asset Management, a subsidiary of Lazard, Inc. (NYSE: LAZ), offers a range of equity, fixed income, and alternative investment products worldwide. As of June 30, 2025, Lazard’s asset management businesses managed approximately $248 billion of client assets. For more information, please visit LazardAssetManagement.com.

Media Contacts		Investor Contact
Shannon Houston +1 212 632 6880 shannon.houston@lazard.com	Aziz Nayani +1 212 632 6042 aziz.nayani@lazard.com	Alexandra Deignan +1 212 632 6886 alexandra.deignan@lazard.com